Exhibit 10.7

PROMISSORY NOTE

$300,000.00	September 17, 2020

FOR VALUE RECEIVED, 5:01 Acquisition Corp., a Delaware corporation (“Debtor”), hereby promises to pay to the order of 5:01 Acquisition LLC, a Delaware limited liability company (“Lender”), at such address or such other place as the Lender pay from time to time designate in writing, the principal sum of the lesser of (A) THREE HUNDRED THOUSAND DOLLARS ($300,000) (the “Initial Loan”), or (B) the principal amount of loans outstanding hereunder, as conclusively evidenced on the grid attached hereto as Schedule I (such principal balance of advances as reflected on Schedule I, including the Initial Loan, as of the date of determination, the “Loans”). No Interest shall accrue or be payable on the Loans. All payments received by the Lender hereunder will be applied first to costs of collection, if any, then the balance to principal. Principal shall be payable in lawful money of the United States of America.

1.                   Use of Proceeds. The proceeds of the Loans shall be used by the Debtor to pay fees and expenses associated with its proposed initial public offering of equity securities (“IPO”) pursuant to the registration statement on Form S-1 expected to be filed by the Debtor in connection with the IPO (the “Registration Statement”), including (a) fees and expenses of Debtor’s auditors, lawyers, accountants, and financial advisor; and (b) certain payments required in advance of the closing of the IPO to the Securities and Exchange Commission, Financial Industry Regulatory Authority and the applicable stock exchange.

2.                   Repayment of Principal. The unpaid principal on this Note shall be due and payable on the earlier of (i) September 16, 2021 or (ii) the closing of the IPO (the earlier of (i) and (ii), the “Maturity Date”).

3.                   Advances; Schedule I. The Lender may make additional advances of principal to the Debtor from time to time, which shall be reflected as “Loans” on Schedule I. The Lender is hereby authorized by Debtor to enter and record on Schedule I attached hereto the amount of each Loan made under this Note and each payment of principal thereon without any further authorization on the part of Debtor or any endorser or guarantor of this Note. The entry of a Loan on said schedule shall be prima facie and presumptive evidence of the entered Loan and its conditions. The Lender's failure to make an entry, however, shall not limit or otherwise affect the obligations of Debtor or any endorser or guarantor of this Note.

4.                   Loans Due on Demand After the Maturity Date. Notwithstanding any terms in this Note to the contrary, the enumeration in this Note of specific obligations of Debtor to the Lender and/or conditions to the availability of funds under this Note, nothing herein shall be construed to qualify, define, or otherwise limit the Lender's right, power, or ability, at any time, under applicable law, to demand the payment of all Loans outstanding under this Note within five (5) business days of written notice of such demand to the Debtor; provided, however, that the Lender shall not make demand prior to the Maturity Date.

5.                   Prepayment. This Note may be prepaid in whole or in part at any time.

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6.                   Event of Default. The occurrence of any of the following shall be deemed to be an event of default (an “Event of Default”) hereunder: (a) default in payment of principal when and as the same shall become due pursuant to the terms hereof; or (b) the default in the performance of any other obligation of Debtor to Lender, which default is not cured within ten (10) days after written notice of such default from Lender.

7.                   Acceleration. Upon the occurrence of an Event of Default and at the option of Lender exercisable upon notice to Debtor, the entire balance of principal hereof shall become immediately due and payable.

8.                   Attorneys’ Fees. Should suit be brought to enforce, interpret or collect any part of this Note, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees and other costs of enforcement and collection to be fixed by the court. The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

9.                   Jurisdiction. This Note shall be construed and enforced in accordance with the internal laws of the State of California. Lender and Debtor hereby agree that any suit to enforce any provision of, or to collect, this Note shall be brought in a federal or state court located in the State of California. Each party hereby agrees that such courts shall have exclusive in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts.

10.                Obligation Unconditional. No provision of this Note or any other agreement shall alter, impair or render conditional the obligation of Debtor, which is absolute and unconditional, to pay the principal on this Note at the place, at the respective times, and in the currency herein prescribed.

11.               Waiver. Debtor hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof in respect of the time of payment or other provisions of this Note.

12.                Amendment. Any term or provision of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Lender. The waiver by the Lender of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any succeeding breach or default.

13.                Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

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DEBTOR:

5:01 ACQUISITION CORP.

/s/ Andrew J. Schwab
Name: Andrew Schwab
Title: Co-CEO

Schedule I

Date of Loan	Amount of Loan	Amount of Principal Repaid	Unpaid Principal of Note	Person Making Notation